SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C. 20549


                           FORM 8-K


                        CURRENT REPORT

              PURSUANT TO SECTION 13 OR 15(d) OF
            THE SECURITIES AND EXCHANGE ACT OF 1934


 Date of Report (Date of Earliest Event Reported) February 2, 2000


         AEI REAL ESTATE FUND XVI LIMITED PARTNERSHIP
    (Exact Name of Registrant as Specified in its Charter)

                      State of Minnesota
(State or other Jurisdiction of Incorporation or Organization)




           0-16555                      41-1571166
   (Commission File Number)          (I.R.S. Employer
                                   Identification No.)


 1300 Minnesota World Trade Center, St. Paul, Minnesota  55101
           (Address of Principal Executive Offices)


                        (651) 227-7333
     (Registrant's telephone number, including area code)



 (Former name or former address, if changed since last report)



Item 2.   Acquisition or Disposition of Assets.

       On February 2, 2000, the Partnership, AEI Real Estate Fund XVI Limited Partnership, sold a Caribou Coffee restaurant in Marietta, Georgia to Boulevard East, LLC, who is not affiliated with the Partnership. The Partnership received net proceeds of approximately $1,479,000, which resulted in a net gain of approximately $284,000.

Item 7. Financial Statements and Exhibits.

         (a) A limited number of proforma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement. The following narrative description is furnished in lieu of the proforma statements:

             Assuming the Partnership had sold the property on January 1, 1999, the Partnership's Investments in Real Estate would have been reduced by $1,247,571 and its Current Assets (cash) would have increased by $1,479,000 and Partner's Capital would have increased by $231,429.

             The Total Income for the Partnership would have decreased from $1,109,240 to $966,031 for the year ended December 31, 1999 and from $849,652 to $742,837 for nine months ended September 30, 1999 if the Partnership had not owned the property during the periods.

             Depreciation  Expense  would  have  decreased   by
             $21,484  and  $16,113 for the year ended  December
             31, 1999 and the nine months ended September 30, 1999, respectively.

             Partnership Administration and Property Management Expense would have decreased by $1,179 and $623 for the year ended December 31, 1999 and the nine months ended September 30, 1999, respectively.

             The net effect of these proforma adjustments would have caused Net Income to decrease from $895,892 to $775,346 and from $728,286 to
             $638,207 would have resulted in Net Income of $57.13 and $46.91 per Limited Partnership Unit outstanding for the year ended December 31, 1999 and the nine months ended September 30, 1999, respectively.


         (c) Exhibits

               Exhibit 10.1 - Purchase Agreement dated November
                              19, 1999  between the Partnership
                              and Boulevard  East, LLC relating
                              to the property at  1275  Johnson
                              Ferry  Road, Marietta, Georgia.


                          SIGNATURES

      Pursuant  to the requirements of the Securities  Exchange
Act  of 1934, the registrant has duly caused this report to  be
signed   on  its  behalf  by  the  undersigned  hereunto   duly
authorized.

                              AEI REAL ESTATE FUND XVI
                              LIMITED PARTNERSHIP

                              By:     AEI  Fund Management XVI, Inc.
                                Its:  Managing General Partner


Date:  February 10, 2000       /s/ Mark E Larson
                              By:  Mark E. Larson
                                Its:  Chief Financial Officer